Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154
April 9, 2010
China Redstone Group, Inc.
239 Jianxin Road, Jiangbei District,
Chongqing, PRC 400000

Re:	CHINA REDSTONE GROUP, INC.
Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel for China Redstone Group, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 2,173,501 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), including 771,239 shares issuable upon exercise of common stock purchase warrants (the “Warrants”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Warrants, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.
Based upon that review, it is our opinion that the Shares now issued will be legally issued, fully paid, and nonassessable.
We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.
We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Legal Matters” in the registration statement.
Very truly yours,
RICHARDSON & PATEL LLP
/s/ Richardson & Patel LLP